EXHIBIT 99.1

SUMR Brands Reports Fourth Quarter Results

Improved Fourth Quarter Performance; $1.8 Million of Tariff Refunds Granted; Broad Restructuring Underway

WOONSOCKET, R.I., March 18, 2020 (GLOBE NEWSWIRE) -- SUMR Brands ("SUMR Brands" or the "Company") (NASDAQ: SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fourth quarter and fiscal year ended December 28, 2019.

Recent Highlights

  Net sales were $42.7 million in the fourth quarter versus $40.0 million in the prior-year period and, for the full year, sales were $173.2 million in fiscal 2019 versus $173.6 million in fiscal 2018
  During the fourth quarter the Office of the U.S. Trade Representative announced the exclusion of tariffs on metal gates effective immediately, retroactive to September 2018; as a result, the Company recorded a $1.8 million receivable and a $1.5 million benefit to cost of goods sold during the quarter
  A 50% reduction in the List 4A tariffs – from 15% to 7.5% -- also became effective February 14, 2020, which will positively impact the Company’s monitors, specialty blankets, and other products going forward
  The Company began implementing various streamlining measures in 2020 expected to save approximately $7.5 million annually
  Stuart Noyes has agreed to stay on as the Company’s interim CEO to oversee the many strategic initiatives being undertaken to improve financial results
  The Company’s lenders again supported SUMR Brands by amending its credit facility and term loan to facilitate financial liquidity
  SUMR Brands launched its innovative travel system and infant car seat in the first quarter

“I’m pleased to announce that SUMR Brands is making steady progress towards driving improved financial performance and long-term shareholder value,” said Stuart Noyes, Interim CEO. “My belief in this Company’s future is underscored by my commitment to stay on and oversee the numerous steps being undertaken to reduce costs and position the organization to grow, de-lever, and achieve sustained profitability. Of the $7.5 million of anticipated annualized savings, approximately $6.0 million is expected to positively impact this year’s financial results, and the implementation of these plans during the first two months of 2020 has exceeded our expectations.

“In addition, during the fourth quarter we posted solid double-digit revenue gains across a number of core product categories and were granted a $1.8 million tariff refund, retroactive to September of 2018, on our metal gates. The overall stable and improving tariff environment is providing a positive lift to the outlook for 2020 which, along with our streamlining initiatives, gives us confidence about the future. While the coronavirus has impacted certain suppliers in China, the situation there appears to be stabilizing, and we are closely monitoring evolving conditions in the U.S.

“We are optimistic about our path to profitability and will use cash generation to reduce debt as judiciously as possible going forward. At the same time, our new car seat and travel system – exempt from tariff regulations – are already in stores and online, and we are pleased with their initial reception. We believe the Company is gaining traction across a number of fronts that set the stage for increased operating performance during 2020 and beyond.”

Fourth Quarter Results

Net sales for the three months ended December 28, 2019 were $42.7 million compared with $40.0 million for the three months ended December 29, 2018. The Company’s results reflect higher sales year-over-year across many key product categories, including strong double-digit growth in potties, gates, strollers, and specialty blankets.

Gross profit for the fourth quarter of 2019 was $14.0 million versus $12.5 million in 2018, while gross margin was 32.8% in 2019 versus 31.3% last year. The Company, in the face of tariffs on goods from China, was able to mitigate a substantial portion of the associated negative impact on margins through higher customer prices, supplier cost concessions, and the transfer of certain production to other countries. In addition, in December 2019 the Office of the U.S. Trade Representative announced the exclusion of tariffs on metal baby gates effective immediately, retroactive to September 2018. As a result, the Company recorded a $1.8 million tariff refund receivable (classified as “other assets” on the balance sheet) and a $1.5 million reduction to cost of sales in the fourth quarter of 2019; there will be a $0.3 million decrease in first quarter cost of goods sold.

Selling expense was $3.6 million in the fourth quarter of 2019 versus $3.0 million in the prior-year period, and selling expense as a percent of net sales was 8.3% in 2019 versus 7.5% last year. The increase year-over-year was primarily due to increased cooperative and digital marketing costs, primarily for new product launches, as well as greater online marketing initiatives versus fiscal 2018, which included a larger component of direct import sales.

General and administrative expenses (G&A) were $8.6 million in the fourth quarter of 2019 versus $9.3 million last year, decreasing to 20.1% of net sales in 2019 from 23.2% in 2018. The year-over-year change reflects lower labor and other costs due to streamlining actions taken by the Company. Interest expense was $1.1 million in the fourth quarter of both 2019 and 2018.

The Company reported a net loss of $0.9 million, or $(0.42) per share, in the fourth quarter of 2019 compared with a net loss of $2.0 million, or $(0.94) per share, in the prior-year period.

Adjusted EBITDA, as defined in the Company’s credit agreements, for the fourth quarter of 2019 was $2.4 million versus $0.8 million for the fourth quarter of 2018, and Adjusted EBITDA as a percent of net sales was 5.6% in the fourth quarter of 2019 versus 2.1% last year. Adjusted EBITDA in 2019 included $0.4 million in bank permitted add-back charges compared with $0.5 million during the prior-year period. Adjusted EBITDA, adjusted net loss, and adjusted loss per share are non-GAAP metrics. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Balance Sheet Highlights

As of December 28, 2019, the Company had approximately $0.4 million of cash and $48.6 million of bank debt compared with $0.7 million of cash and $47.9 million of bank debt as of December 29, 2018. Inventory as of the end of fiscal 2019 was $28.1 million versus $36.1 million in the prior-year period. Trade receivables as of December 28, 2019 were $32.8 million compared with $31.2 million as of December 29, 2018, while accounts payable and accrued expenses were $32.7 million at the end of the 2019 fourth quarter compared with $37.1 million at the beginning of the fiscal year.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, March 19, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.sumrbrands.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About SUMR Brands, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile brands driven by a commitment to people, products, and purpose. The Company is made up of a diverse group of experts with a passion to make family life better by selling proprietary, innovative products across several core categories. For more information about the Company, please visit www.sumrbrands.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net loss and adjusted loss per diluted share.  Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release. Non-GAAP adjusted net loss and adjusted loss per diluted share means net (loss) plus unamortized financing fees and other items added back, as well as the tax impact of these items, as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations with respect to impact of its streamlining measures and other initiatives to reduce costs, including expected savings of $6.0 million in 2020 and annualized savings of $7.5 million, and to position the Company to grow, de-lever and improve profitability; the improving tariff environment; its intent to use cash generation to reduce debt; the potential impact of the coronavirus outbreak on its business; and the Company’s outlook on its operating performance in 2020 and beyond. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the impact of the coronavirus outbreak on the Company’s supply chain, U.S. operations and sales in the U.S; increased tariffs, additional tariffs or import or export taxes on the cost of its products and therefore demand for its products, or the suspension, non-renewal or revocation of any exclusion from tariffs on its products; the Company’s ability to meet its liquidity requirements; the Company’s ability to comply with the covenants in its loan agreements and to maintain availability under its loan agreements; the Company’s ability to implement and to achieve the expected benefits and savings of its restructuring initiatives; the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to manage inventory levels and meet customer demand; the Company’s ability to grow sales with existing and new customers and in new channels; and other risks as detailed in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(all share and per share data adjusted for a 1-9 reverse stock split in March 2020)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018

Net sales	$42,695	$40,048	$173,181	$173,619
Cost of goods sold	28,697	27,526	118,296	118,500
Gross profit	$13,998	$12,522	$54,885	$55,119
General and administrative expenses(1)	8,568	9,293	34,823	38,880
Selling expense	3,559	3,003	14,540	12,430
Depreciation and amortization	912	1,095	3,720	4,182
Operating income/(loss)	$959	$(869)	$1,802	$(373)
Interest expense	1,138	1,142	4,871	4,442
(Loss) before taxes	$(179)	$(2,011)	$(3,069)	$(4,815)
Income tax provision/(benefit)	703	(51)	1,095	(564)
Net (loss)	$(882)	$(1,960)	$(4,164)	$(4,251)
(Loss) per diluted share	$(0.42)	$(0.94)	$(1.98)	$(2.04)

Shares used in fully diluted EPS	2,106,594	2,089,671	2,100,730	2,082,714

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018

Reconciliation of Adjusted EBITDA
Net (loss) (GAAP)	$(882)	$(1,960)	$(4,164)	$(4,251)
Plus: interest expense	1,138	1,142	4,871	4,442
Plus: provision/(benefit) for income taxes	703	(51)	1,095	(564)
Plus: depreciation and amortization	912	1,095	3,720	4,182
Plus: non-cash stock based compensation expense	95	90	319	523
Plus: permitted add-backs (a)	425	530	1,263	3,209
Adjusted EBITDA (Non-GAAP)	$2,391	$846	$7,104	$7,541

Reconciliation of Adjusted EPS
Net (loss) (GAAP)	$(882)	$(1,960)	$(4,164)	$(4,251)
Plus: permitted add-backs(a)	425	530	1,263	3,209
Plus: unamortized financing fees(b)	-	-	-	518
Tax impact of items impacting comparability(c)	(119)	(149)	(354)	(1,044)
Adjusted net (loss) (Non-GAAP)	$(576)	$(1,579)	$(3,255)	$(1,568)
Adjusted (loss) per diluted share (Non-GAAP)	$(0.27)	$(0.76)	$(1.55)	$(0.75)

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended December 28, 2019 include severance $256 ($72 tax impact), special projects $87 ($24 impact), and board fees $82 ($23 tax impact). Permitted add-backs for the three months ended December 29, 2018 include severance related costs $422 ($118 tax impact) and board fees $108 ($31 tax impact). Permitted add-backs for the twelve months ended December 28, 2019 include severance related costs $767 ($215), board fees $381 ($107 tax impact) and special projects $115 ($32 tax impact). Permitted add-backs for the twelve months ended December 29, 2018 include bad debt allowance $1,780 ($499 tax impact), severance related costs $863 ($242 tax impact), board fees $400 ($112 impact), and special projects $166 ($46 tax impact)
(b) Write off of unamortized financing costs and termination fees associated with the Company's old credit facility, reflecting a $518 ($145 tax impact) charge for the twelve months ending December 29, 2018.
(c) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	December 28, 2019	December 29, 2018

Cash and cash equivalents	$395	$721
Trade receivables, net	32,787	31,223
Inventory, net	28,056	36,066
Property and equipment, net	8,788	9,685
Intangible assets, net	12,896	13,300
Other assets(1)	8,621	3,221
Total assets	$91,543	$94,216

Accounts payable	$25,396	$28,120
Accrued expenses	7,289	8,939
Current portion of long-term debt	875	875
Long term debt, less current portion (2)	45,359	44,641
Other liabilities(1)	7,041	2,371
Total liabilities	85,960	84,946

Total stockholders’ equity	5,583	9,270
Total liabilities and stockholders’ equity	$91,543	$94,216

(1) Includes the effect of the new lease accounting guidance under U.S. GAAP for December 28, 2019 capitalizing Right of Return Assets and Lease Liabilities relative to the company’s operating leases.

(2) Long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $2,398 and $2,395 of unamortized financing fees in the periods ending December 28, 2019 and December 29, 2018, respectively.